Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE PROVIDES OPERATIONAL UPDATE

BLOOMFIELD HILLS, MI, June 9, 2020 – Penske Automotive Group, Inc. (NYSE:PAG), a  diversified international transportation services company, today provided an operational update on its business, noting improvements in automotive retail business conditions when compared to March and April.  Penske Automotive Group CEO Roger Penske said, "I am encouraged by the significant improvement we continue to see in our operations.  Since the Covid-19 pandemic began impacting operations in the second half of March, we took actions to reduce costs and preserve our liquidity position.  Based on these actions, I expect further improvements to our operating results in June and into the second half of the year as the economy continues to recover.”

Operational Update
United States – All automotive retail dealership sales and service operations are open.   As shelter in place orders impacted operations in April, new and used unit sales declined approximately 50% and service and parts gross profit declined by 52% when compared to April last year.  In May 2020, business conditions began improving.  New and used unit sales declined approximately 25% when compared to May last year and increased 60% sequentially from April to May 2020.   Service and parts gross profit declined 39% in May when compared to the same-period last year but increased 28% sequentially from April to May 2020.

The company’s North American commercial truck dealership sales and service operations have remained open.   In April 2020, new and used unit sales were essentially flat with April last year.  In May 2020, new and used unit sales declined 20% when compared to May last year, as the Class 8 heavy-duty truck market adjusted from its record level last year.   On a same-store basis, new and used units declined 39% as compared to April last year and declined 19% sequentially from April to May 2020.  Service and parts gross profit remains strong with May fixed absorption remaining above 120% and repair orders per day increased 7% sequentially from April to May 2020.

United Kingdom –  All dealerships had closed on March 24th in accordance with government order.  Service and parts operations resumed during the middle of May while dealership showrooms re-opened on June 1, 2020, for most of the U.K.  Despite the dealerships being closed, we remotely delivered approximately 2,500 vehicles in May.  Further, through e-commerce efforts, our U.K. dealership operations had more than 4,000 vehicles sold and awaiting delivery at the beginning of June.  Since re-opening June 1, sales have been strong and increased approximately 50% during the first week of June 2020 when compared to the same period last year.

Europe –  All dealerships and service operations in Germany, Italy and Spain are now open.  As restrictions are lifted in each country, operations are improving from week to week.

Australia – All operations are open and restrictions in the market are being gradually lifted.  The mining, transportation, defense and power generation sectors remain resilient and service revenue increased 8% sequentially from April to May 2020.

Penske Transportation Solutions – Penske Transportation Solutions – The company has a 28.9% ownership interest in Penske Transportation Solutions ("PTS").  As an integral part of the supply chain and transportation infrastructure, PTS benefits from a strong recurring revenue base that is derived from 17,000 contract customers across a wide range of industries.  70% of its business is generated from multi-year contracts from these customers through  full-service leasing, contract maintenance and logistics services.  Each part of the business experienced positive results in May.  New contracts for full-service leases were on par with the same-period last year, commercial rental utilization improved sequentially from April 2020 to May, and Penske Logistics experienced continued strong activity in the grocery and home improvement sectors as well as increased revenues in the automotive sector as OEMs began to restart production.  PTS earnings more than tripled sequentially from April to May 2020 and were down only 17% from May last year.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s, liquidity and assessment of business conditions in light of the COVID-19 pandemic. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: the duration, severity and resolution of the COVID-19 pandemic, economic conditions generally, conditions in the credit markets, changes in interest rates and foreign currency exchange rates, changes in tariff rates, adverse impacts related to the outcome of the United Kingdom’s departure from the European Union, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to limited vehicle availability due to the COVID-19 pandemic, WLTP and RDE, natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group’s business, markets, conditions and other uncertainties, which could affect Penske Automotive Group’s future performance. These risks and uncertainties are addressed in Penske Automotive Group’s Form 10-K for the year ended December 31, 2019 and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

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Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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